FRONTEGRA FUNDS, INC.
                 INVESTMENT ADVISORY AGREEMENT


     THIS AGREEMENT is entered into as of the ____ day of _________, 1996, between Frontegra Funds, Inc., a
Maryland corporation (the "Corporation"), and Frontegra
Asset Management, Inc., an Illinois corporation
("Frontegra").

                      W I T N E S S E T H

     WHEREAS, the Corporation is an open-end investment company registered under the Investment Company Act of 1940, as amended (the "Act"). The Corporation is authorized to create separate series, each with its own separate investment portfolio (the "Funds"), and the beneficial interest in each such series will be represented by a separate series of shares (the
"Shares").

     WHEREAS, Frontegra is a registered investment adviser, engaged in the business of rendering investment advisory services.

     WHEREAS, in managing the Corporation's assets, as well as in the conduct of certain of its affairs, the Corporation seeks the benefit of Frontegra's services and its assistance in performing certain managerial functions. Frontegra desires to furnish such services and to perform the functions assigned to it under this Agreement for the consideration provided for herein.

     NOW THEREFORE, the parties mutually agree as follows:

     1.   Appointment.  The Corporation hereby appoints
Frontegra as investment adviser for each of the Funds of the Corporation on whose behalf the Corporation executes an Exhibit to this Agreement, and Frontegra, by execution of each such Exhibit, accepts the appointments. Subject to the direction of the Board of Directors (the "Directors") of the Corporation,
Frontegra shall manage the investment and reinvestment of the assets of each Fund in accordance with the Fund's investment objective and policies and limitations, for the period and upon the terms herein set forth. The investment of funds shall also be subject to all applicable restrictions of the Articles of Incorporation and Bylaws of the Corporation as may from time to time be in force. Frontegra is hereby authorized to delegate its duties hereunder to a subadviser pursuant to a written agreement under which the subadviser shall furnish the services specified therein to Frontegra. Frontegra will continue to have responsibility for all investment advisory services furnished pursuant to any agreement with a subadviser.

     2. Management Functions. In addition to the expenses which Frontegra may incur in the performance of its responsibilities under this Agreement, and the expenses which it may expressly undertake to incur and pay, Frontegra shall incur and pay the following expenses:

          (a)  Reasonable compensation, fees and
related expenses of the Corporation's officers and its Directors, except for such Directors who are not interested persons (as that term is defined in Section
2(a)(19) of the Act) of Frontegra;

          (b)  Rental of offices of the Corporation; and

          (c)  All expenses of promoting the sale of
Shares of the Funds other than expenses incurred in complying with federal and state laws and the law of any foreign country applicable to the issue, offer, or sale of Shares of the Funds.

     3.   Investment Advisory Functions.  In its
capacity as investment adviser, Frontegra shall have the following responsibilities:

          (a)  To furnish continuous advice and
recommendations to the Funds, as to the acquisition, holding or disposition of any or all of the securities or other assets which the Funds may own or contemplate acquiring from time to time;

          (b) To cause its officers to attend meetings and furnish oral or written reports, as the Corporation may reasonably require, in order to keep the Directors and appropriate officers of the Corporation fully informed as to the condition of the investments of the Funds, the investment recommendations of Frontegra, and the investment considerations which have given rise to those recommendations; and

          (c)  To supervise the purchase and sale of
securities or other assets as directed by the appropriate officers of the Corporation.

The services of Frontegra are not to be deemed exclusive and Frontegra shall be free to render similar services to others as long as its services for others does not in any way hinder, preclude or prevent
Frontegra from performing its duties and obligations under this Agreement. In the absence of willful misfeasance, bad faith, gross negligence or reckless disregard of obligations or duties hereunder on the part of Frontegra, Frontegra shall not be subject to liability to the Corporation, the Funds, or to any shareholder for any act or omission in the course of, or connected with, rendering services hereunder or for any losses that may be sustained in the purchase, holding or sale of any security.

     4.   Obligations of the Corporation.  The
Corporation shall have the following obligations under this Agreement:

          (a) To keep Frontegra continuously and fully informed as to the composition of the Funds' investments and the nature of all of its assets and liabilities;

          (b)  To furnish Frontegra with a copy of any
financial statement or report prepared for it by certified or independent public accountants, and with copies of any financial statements or reports made to the Funds' shareholders or to any governmental body or securities exchange;

          (c)  To furnish Frontegra with any further
materials or information which Frontegra may reasonably request to enable it to perform its functions under this Agreement; and

          (d) To compensate Frontegra for its services in accordance with the provisions of paragraph 5 hereof.

     5.   Compensation.  Each Fund shall pay to
Frontegra for its services a monthly fee, as set forth on the Exhibits hereto, payable on the last day of each month during which or during part of which this Agreement is in effect. For the month during which this Agreement becomes effective and any month during which it terminates, however, there shall be an appro priate proration of the fee payable for such month based on the number of calendar days of such month during which this Agreement is effective. Frontegra may from time to time and for such periods as it deems appropriate reduce its compensation (and/or assume expenses) for one or more of the Funds.

     6.   Expenses Paid by Corporation.

          (a)  Except as provided in this paragraph,
nothing in this Agreement shall be construed to impose upon Frontegra the obligation to incur, pay, or reimburse the Corporation for any expenses not specifically assumed by Frontegra under paragraph 2 above. Each Fund shall pay or cause to be paid all of its expenses and the Fund's allocable share of the Corporation's expenses, including, but not limited to, investment adviser fees; any compensation, fees, or reimbursements which the Corporation pays to its Directors who are not interested persons (as that phrase is defined in Section 2(a)(19) of the Act) of Frontegra; fees and expenses of the custodian, transfer agent, registrar or dividend disbursing agent; current legal, accounting and printing expenses;
administrative, clerical, recordkeeping and bookkeeping expenses; brokerage commissions and all other expenses in connection with the execution of Fund transactions;
interest; all federal, state and local taxes (including stamp, excise, income and franchise taxes); expenses of shareholders' meetings and of preparing, printing and distributing proxy statements, notices and reports to shareholders; expenses of preparing and filing reports and tax returns with federal and state regulatory authorities; and all expenses incurred in complying with all federal and state laws and the laws of any foreign country applicable to the issue, offer, or sale of Shares of the Funds, including but not limited to, all costs involved in the registration or qualification of Shares of the Funds for sale in any jurisdiction and all costs involved in preparing, printing and distributing prospectuses and statements of additional information to existing shareholders of the Funds.

          (b)  if expenses borne by a Fund in any
fiscal year (including Frontegra's fee, but excluding interest, taxes, fees incurred in acquiring and disposing of Fund securities and, to the extent permitted, extraordinary expenses), exceed those set forth in any statutory or regulatory formula prescribed by any state in which Shares of a Fund are registered at such time, Frontegra will reimburse the Fund for any excess.

     7.   Brokerage Commissions.  For purposes of this
Agreement, brokerage commissions paid by a Fund upon the purchase or sale of securities shall be considered a cost of the securities of the Fund and shall be paid by the respective Fund. Frontegra is authorized and directed to place Fund transactions only with brokers and dealers who render satisfactory service in the execution of orders at the most favorable prices and at reasonable commission rates, provided, however, that Frontegra may pay a broker or dealer an amount of commission for effecting a securities transaction in excess of the amount of commission another broker or dealer would have charged for effecting that transaction, if Frontegra determines in good faith that such amount of commission was reasonable in relation to the value of the brokerage and research services provided by such broker or dealer viewed in terms of either that particular transaction or the overall responsibilities of Frontegra. In placing Fund business with such broker or dealers, Frontegra shall seek the best execution of each transaction, and all such brokerage placement shall be made in compliance with Section 28(e) of the Securities Exchange Act of
1934 and other applicable state and federal laws.
Notwithstanding the foregoing, the Corporation shall retain the right to direct the placement of all Fund transactions, and the Directors may establish policies or guidelines to be followed by Frontegra in placing
Fund transactions for the Funds pursuant to the foregoing provisions.

     8.   Proprietary Rights.  Frontegra has
proprietary rights in each Fund's name and the Corporation's name. Frontegra may withdraw the use of such names from the Fund or the Corporation.

     9.   Termination.  This Agreement may be
terminated at any time, without penalty, by the Directors of the Corporation or by the shareholders of a Fund acting by the vote of at least a majority of its outstanding voting securities (as that phrase is defined in Section 2(a)(42) of the Act), provided in either case that 60 days' written notice of termination be given to Frontegra at its principal place of business. This Agreement may be terminated by Frontegra at any time by giving 60 days' written notice of termination to the Corporation, addressed to its principal place of business.

     10. Assignment. This Agreement shall terminate automatically in the event of any assignment (as the term is defined in Section 2(a)(4) of the Act) of this Agreement.

     11. Term. This Agreement shall begin for each Fund as of the date of execution of the applicable
Exhibit and shall continue in effect with respect to each Fund (and any subsequent Funds added pursuant to an Exhibit during the initial term of this Agreement) for two years from the date of this Agreement and thereafter for successive periods of one year, subject to the provisions for termination and all of the other terms and conditions hereof if such continuation shall be specifically approved at least annually by the vote of a majority of the Directors of the Corporation, including a majority of the Directors who are not parties to this Agreement or interested persons of any such party (other than as Directors of the Corporation), cast in person at a meeting called for that purpose. If a Fund is added after the first approval by the Directors as described above, this Agreement will be effective as to that Fund upon execution of the applicable Exhibit and will continue in effect until the next annual approval of this Agreement by the Directors and thereafter for successive periods of one year, subject to approval as described above.

     12. Amendments. This Agreement may be amended by the mutual consent of the parties, provided that the terms of each such amendment shall be approved by the Directors or by of the affirmative vote of a majority of the outstanding voting securities (as that phrase is defined in Section 2(a)(42) of the Act) of each Fund.

     This Agreement will become binding on the parties hereto upon their execution of the Exhibits to this Agreement.

                           EXHIBIT A
                             to the
                 Investment Advisory Agreement

                    FRONTEGRA OPPORTUNITY FUND

     For all services rendered by Frontegra hereunder, the above-named Fund of the Corporation shall pay
Frontegra and Frontegra agrees to accept as full compensation for all services rendered hereunder, an annual investment advisory fee equal to 0.65 of 1% of the average daily net assets of the Fund.

     The portion of the fee based upon the average daily net assets of the Fund shall be accrued daily at the rate of 1/365th of 0.65 of 1% applied to the daily net assets of the Fund.

     The advisory fee so accrued shall be paid to Frontegra monthly.

     Executed this _____ day of _________________,
19___.


FRONTEGRA ASSET
                              MANAGEMENT, INC.



By:________________________________
   William D. Forsyth, Co-President




FRONTEGRA FUNDS, INC.



By:________________________________
   Thomas J. Holmberg, Co-President




                           EXHIBIT B
                             to the
                 Investment Advisory Agreement

                FRONTEGRA TOTAL RETURN BOND FUND

     For all services rendered by Frontegra hereunder, the above-named Fund of the Corporation shall pay
Frontegra and Frontegra agrees to accept as full compensation for all services rendered hereunder, an annual investment advisory fee equal to 0.40 of 1% of the average daily net assets of the Fund.

     The portion of the fee based upon the average daily net assets of the Fund shall be accrued daily at the rate of 1/365th of 0.40 of 1% applied to the daily net assets of the Fund.

     The advisory fee so accrued shall be paid to Frontegra monthly.

     Executed this _____ day of _________________,
19___.


FRONTEGRA ASSET
                              MANAGEMENT, INC.



By:________________________________
   William D. Forsyth, Co-President




FRONTEGRA FUNDS, INC.



By:________________________________
   Thomas J. Holmberg, Co-President